Exhibit 99.3

Bonanza Creek Energy, Inc.
TERM SHEET AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT ______, 2016

This term sheet (the “term sheet”) DESCRIBES CERTAIN OF THE material terms of AN AMENDMENT AND RESTATEMENT (THE “AMENDMENT AND RESTATEMENT”) OF THE Credit Agreement, dated as of March 29, 2011 AMONG BONANZA CREEK ENERGY, INC., AS BORROWER, THE LENDERS PARTY THERETO AND KEYBank National Association, AS ADMINISTRATIVE AGENT AND ISSUING LENDER (AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED PRIOR TO THE EFFECTIVE DATE OF THE AMENDMENT AND RESTATEMENT, THE “Existing RBL FACILITY” and as amended by SUCH amendment AND RESTATEMENT, the “amended rbl facility”) to be implemented in connection with the restructuring (as defined below). CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANING ASSIGNED TO SUCH TERMS IN THE EXISTING RBL FACILITY.1

Borrower, Guarantors and Administrative Agent	No change from the Existing RBL Facility.
Facility	A senior secured revolving credit facility with initial lender commitment amounts being equal to their respective pro rata share of the aggregate principal amount of the Advances outstanding immediately prior to the closing of the Restructuring, with availability subject to a Borrowing Base.[2]
Restructuring

In connection with the Amendment and Restatement, the holders of the Existing Notes (defined below) (the “Note Parties”) will participate in the exchange of the 5.75% Senior Notes due 2023 and 6.75% Senior Notes due 2021 (collectively, the “Existing Notes”) for their pro rata share of newly-issued common equity interests of the Borrower (the “New Equity”). Additionally, the Borrower will issue New Equity to some or all of the Note Parties in exchange for such Note Parties providing cash capital contributions of at least $200,000,000.

The transactions described in this section, together with the

[1]	This Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of a chapter 11 plan under the Bankruptcy Code. Any such offer or solicitation will comply with all applicable laws. This Term Sheet does not include all the terms, conditions, and other provisions to be included in the definitive documentation relating to the Amendment and Restatement, and remains subject to further diligence and analysis by tax and securities specialists. This Term Sheet is for discussion purposes only and does not evidence a commitment to lend, extend credit or otherwise restructure the existing credit facility, and any such commitment would be evidenced in writing in an separate agreement expressly providing such commitment.

[2]	Facility size ($191.3 million vs. $200 million) under review by bondholders.

Amendment and Restatement, are collectively referred to as the “Restructuring” and the date of the closing of the Restructuring is referred to as the “Restructuring Effective Date,” which Restructuring Effective Date is, for purposes of this Term Sheet, assumed to occur on or before ________, 2017. The Administrative Agent, the Lenders, the Note Parties, the Borrower, the Guarantors and each of their respective Affiliates shall each agree not to object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) the Restructuring, any proceeding seeking to adjudicate the Restructuring, or any of the liens or claims of the Administrative Agent and the Lenders.

Prior to the Restructuring Effective Date, the assumption, rejection or amendment of the Borrower’s and the Guarantor’s firm transportation contracts shall be reasonably acceptable to the Administrative Agent and the Majority Lenders.

Maturity Date	The existing Maturity Date of September 15, 2017 shall be extended to the date that falls four years after the Restructuring Effective Date (but in no event later than March 31, 2021).
Restructuring Effective Date Payment	The aggregate outstanding principal amount of all Advances under the Existing RBL Facility shall be reduced on the Restructuring Effective Date by the amount of all cash received as part of the Restructuring and all cash otherwise existing on the balance sheet of the Borrower and the Guarantors (other than cash which is allowed to remain on the balance sheet in compliance with the Excess Cash provisions described below), which payment, for the avoidance of doubt, shall (i) include any pay-downs or set-offs on account of terminated Hedge Contracts and (ii) not be considered a permanent reduction to the aggregate Commitments, the Borrowing Base or the Aggregate Threshold Amount.
Excess Cash

The Amended RBL Facility shall contain anti-cash hoarding provisions, including both a mandatory prepayment requirement in the event that the Consolidated Cash Balance (as defined below) exceeds $25,000,000 measured every five business days, and a condition precedent to borrowings that the Consolidated Cash Balance shall not exceed $25,000,000 before and after giving effect to such proposed borrowing and the application of the proceeds of such borrowings within one business day of receipt thereof by the Borrower.

“Consolidated Cash Balance” shall mean, at any time, the aggregate amount of cash and cash equivalents held by the Borrower and the

Guarantors; provided that Consolidated Cash Balance shall exclude (i) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, ad valorem taxes and severance taxes of the Borrower or any Guarantor, in each case then due and owing (or required to be paid within ten Business Days) to third parties and for which the Borrower or such Guarantor has issued checks or has initiated wires or ACH transfers, in each case within ten Business Days of the date of determination in order to pay, (ii) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations of the Borrower or any Guarantor, in each case that is then due and owing (or required to be paid within ten Business Days of such date of determination), (iii) cash and cash equivalents of the Borrower and the Guarantors designated to be paid as a purchase price escrow deposit under a binding acquisition agreement with a third party within thirty days of the date of determination, and (iv) certain other amounts as may be agreed to by the Administrative Agent and the Borrower. For the avoidance of doubt, the calculation of Consolidated Cash Balance on the Restructuring Effective Date shall be made after giving effect to any fees, expenses and other amounts required to be paid on the Restructuring Effective Date.
Borrowing Base Redetermination

As of the Restructuring Effective Date, the Borrowing Base shall be redetermined to $200.0 million.

The Borrowing Base mechanics shall otherwise be consistent with the Existing RBL Facility, and the next redetermination shall occur as scheduled on or about April 1, 2018 (the period between the Restructuring Effective Date and the date that is the earlier of (i) such April 1, 2018 redetermination date, and (ii) the date of any redetermination that occurs because of an Asset Coverage Trigger being referred to herein as the “Protected Period”); provided, however, that (a) prior to the end of Protected Period, the Borrower shall be permitted to elect an interim redetermination of the Borrowing Base (similar to its rights under current Section 2.02(c) of the Existing RBL Facility); it being understood that no such interim redetermination elected by the Borrower during the Protected Period may result in a lower Borrowing Base (but the Lenders shall similarly not be bound to increase the Borrowing Base and no such limitation shall apply to interim redeterminations elected by either party after the Protected Period ends), (b) in connection with the sale by the Borrower of the [Mid-Con assets] during the Protected Period, either the Lenders or the Borrower shall be permitted to request a redetermination of the Borrowing Base, it being understood and agreed that such redetermination shall not result in a decrease in the Borrowing Base in excess of an amount to be agreed prior to the closing of the Facility[1]; provided that if the Borrower invests all net proceeds from such sale back into its DJ assets within twelve months of such sale, the Borrowing Base shall not be reduced as a result of such sale, and (c) notwithstanding the limitations set forth in clause (a) above, the Administrative Agent and the Lenders shall be permitted to make adjustments and reductions to the Borrowing Base to account for any non-ordinary course asset sales of borrowing base properties and any hedge unwinds or terminations that are given credit in determining the Borrowing Base that, together, exceed 5% of the Borrowing Base between scheduled redetermination.

Increases to the Borrowing Base shall require approval of all Lenders. Decreases or reaffirmations of the Borrowing Base shall require the approval of Required Lenders.

Cash Management	On the Restructuring Effective Date (or a later date as the Administrative Agent may reasonably agree), the Borrower will deliver account control agreements on the Borrower’s and Guarantors’ deposit accounts (with customary exceptions to be agreed). Additionally, the Borrower and the Guarantors shall cause all proceeds of production to be promptly deposited into a deposit account subject to such an account control agreement.
Mortgage and Title Requirements	On the Restructuring Effective Date (or a later date as the Administrative Agent may reasonably agree), the Borrower and the Guarantors shall enter into Mortgages or Mortgage amendments encumbering substantially all of the their respective Oil and Gas Properties, pipeline assets and other personal property assets, which requirement shall include, at a minimum, (a) at least 95% of the Borrower’s and its Subsidiaries’ Proven Reserves, (b) at least 90% of the Borrower’s and its Subsidiaries’ other Oil and Gas Properties that do not constitute Proven Reserves, [and (c) all of their respective midstream pipeline assets (including without limitation, the midstream assets owned by Rocky Mountain Infrastructure, LLC)][4]. Within 30 days following the Restructuring Effective Date (or such longer period of time as the Administrative Agent may reasonably agree), the Borrower shall deliver title opinions or other

[3]	NTD: Please provide an indication of expected borrowing base reduction.

[4]	Parties to discuss treatment of RMI assets.

title materials acceptable to the Administrative Agent to comply with the title requirement, which shall remain at 80% of the Borrower’s and its Subsidiaries Proven Reserves.
Financial Covenants

Commencing with the six month anniversary of the Restructuring Effective Date and on each sixth month anniversary continuing thereafter until the expiration of the Protected Period, the Borrower shall not permit the ratio, as of any such fiscal quarter end, of (a) its Proven Reserves (with at least 75% of such Proven Reserves required to be categorized as “proved, developed and producing”) valued on a PV-9 basis as of the last day of the calendar month immediately preceding such measurement date using the average NYMEX strip price through year 7 and a 2% increase for each year thereafter (adjusted to give effect to Hedge Contracts permitted by the Amended RBL Facility as in effect on the date of such determination) to (b) an amount equal to the lower of the Borrowing Base or the Commitments under the Amended RBL Facility as of such fiscal quarter end to be less than 1.10 to 1.00; provided that, failure of the Borrower to comply with this requirement shall not constitute an Event of Default, but shall instead permit the Administrative Agent and the Required Lenders to redetermine the Borrowing Base using the same procedures for such redetermination as would be applicable for an interim redetermination (such non-compliance being referred to herein as the “Asset Coverage Trigger”).

Commencing with the first full fiscal quarter end date occurring after the Restructuring Effective Date:

•     Total Net Debt to EBITDAX. The Borrower shall not permit the ratio of (a) the consolidated total Debt (which shall be limited to debt for borrowed money, capital leases, purchase money debt and letters of credit) of the Borrower (net of unrestricted cash and cash equivalents) as of each fiscal quarter end to (b) the consolidated EBITDAX of the Borrower for the four (4) fiscal quarter period then ended, to be greater than 3.50 to 1.00; provided that, EBITDAX will be annualized for the first three such fiscal quarters until a full four-fiscal quarter period has elapsed after the Restructuring Effective Date (e.g. first fiscal quarter period times four, two fiscal quarter period times two, etc.).

•     Current Ratio. The Borrower shall not permit the ratio of (a) Current Assets to (b) Current Liabilities, to be less than 1.00 to 1.00.

•     Minimum Interest Coverage Ratio. Borrower shall not permit the Minimum Interest Coverage Ratio as of each fiscal quarter end of the Borrower to be less than 2.50 to 1.00; provided that, EBITDAX will be annualized for the first three such fiscal quarters until a full four-fiscal quarter period has elapsed after the Restructuring Effective Date (e.g. first fiscal quarter period times four, two fiscal quarter period times two, etc.).

Hedging	The Borrower shall be permitted to enter into Hedge Contracts which, when aggregated with other Hedge Contracts of the Borrower and each Subsidiary then in effect, covers notional volumes not in excess of (i) during the first year of the applicable Hedge Contract, 90% and (ii) thereafter, 80% of reasonably anticipated production from proved, developed producing reserves as shown on the most recently delivered reserve report. Hedges may not be longer than five years in tenor, must be unsecured unless provided by a lender under the restructured RBL facility or an affiliate thereof, and must be with a counterparty having a minimum long-term unsecured debt rating of at least BBB-/Baa3 by S&P or Moody’s. Such hedge arrangements must meet the requirements set forth herein and any others to be agreed.
Conditions Precedent, Representations and Warranties, Affirmative Covenants, Negative Covenants and Events of Default	An amended and restated credit agreement and other customary security documents and other ancillary agreements shall replace the Existing RBL Facility documentation, which new documentation shall be satisfactory to the Administrative Agent, the Lenders and the Borrower in their sole discretion.
Other Provisions

The Credit Agreement and other definitive documentation for the Amended RBL Facility shall include customary EU Bail-In contractual recognition provisions consistent with those published by the Loan Syndications and Trading Association, and customary sanctions provisions.

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